SECURED PROMISSORY NOTE
                             -----------------------
                                    D- 750905

$13,150,000.00                                                 December 14, 1995
                                                               Chicago, Illinois


      FOR VALUE RECEIVED, the undersigned, COMMERCIAL NET LEASE REALTY, INC., a Maryland corporation, hereby promises to pay to the order of PRINCIPAL MUTUAL LIFE INSURANCE COMPANY, an Iowa corporation, at the Home Office of Principal Mutual Life Insurance Company at 711 High Street, Des Moines, Iowa 50392, or at such other place as the holder of this Note may designate, the principal sum of Thirteen Million One Hundred Fifty Thousand and No/100 Dollars ($13,150,000.00) or so much thereof as shall from time to time have been advanced, together with interest on the unpaid balance of said sum from the date of disbursement at the rate of six and seventy-five one hundredth percent (6.75%) per annum, computed on the basis of a 360 day year composed of twelve 30-day months, in installments as follows:

            Beginning on January 15, 1996, interest shall be due and payable in installments of Seventy-Three Thousand Nine Hundred Sixty-Eight and 75/100th Dollars ($73,968.75) with an installment in a like amount due and payable on the same day of each month thereafter except that all remaining principal and interest shall be due and payable on December 15, 1999 ("Maturity Date"). All such payments shall be made by wire transfer of immediately available funds to the registered holder hereof at Norwest Bank, Iowa, N.A., 7th and Walnut Streets, Des Moines, Iowa 50304, for credit to Principal Mutual Life Insurance Company, General Account No. 014752, RE:
            D-750905 with reference to the undersigned. If on the date of the first installment, interest is accrued for more or less than one installment period, the amount of said installment shall be increased or decreased by the amount that the interest accrued exceeds or is less than the interest for one installment period based on the actual number of days elapsed to the date of said installment. All principal and interest shall be paid in lawful money of the United States of America.

      No privilege is reserved by the undersigned to prepay any principal of this Note prior to the Maturity Date, except that anytime after the date hereof, so long as no default or Event of Default exists under this Note or any instrument by which it is secured, privilege is reserved, after giving sixty (60) days' prior written notice to the holder of this Note, to prepay in full, but not in part, all principal and interest to the date of payment, along with all sums, amounts, advances, or charges due under any instrument or agreement by which this Note is secured, upon the payment of a "Make Whole Premium." The "Make Whole Premium" shall be the greater of (a) one percent (1%) of the principal amount to be prepaid, or
      (b) the excess, if any, of:

      (i) the aggregate present value as of the date of payment or prepayment noticed as set forth above (hereinafter, the "Payment Date") of each dollar of principal being paid or prepaid (taking into account the application of such prepayment as set forth herein) and the amount of interest (exclusive of interest accrued to the Payment Date) that would have been payable in respect of such dollar of principal being paid or prepaid if such payment or prepayment had not been made, determined by discounting such amounts monthly at a rate which is equal to the "Treasury Rate" from the due date of this Note, plus fifty (50) basis points, over

      (ii)  100% of the principal amount being paid or prepaid.

      The "Treasury Rate" will be equal to the arithmetic mean of the yields to maturity converted to a monthly equivalent of United States Treasury obligations with a constant maturity (as compiled by and published in the United States Federal Reserve Bulletin [H.R. 15] (hereinafter "H.R. 15") or its successor publication for each of the two weeks immediately preceding the Payment Date) most nearly equal to the remaining "Weighted Average Life to Maturity" of this Note as of the Payment Date. If the yields referred to in the preceding sentence shall not have been so published, the yields corresponding to the Payment Date shall be calculated on the basis of the arithmetic mean of the arithmetic means of the secondary market ask rates, as of approximately 3:30 P.M., New York City time, on the last business days of each of the two weeks preceding the Payment Date, for the actively traded U.S. Treasury security or securities with a maturity or maturities most closely corresponding to the "Weighted Average Life to Maturity", as reported by three primary United States Government securities dealers in New York City of national standing selected in good faith by the holder of this Note. If no maturity exactly corresponding to such remaining "Weighted Average Life to Maturity" should appear therein, yields for the next longer and the next shorter published maturities shall be calculated pursuant to the foregoing sentence and the Treasury Rate shall be interpolated from such yields on a straight-line basis (rounding to the nearest month).

      The "Weighted Average Life to Maturity" with respect to this Note means, at the Payment Date, the number of years obtained by dividing the "Remaining Dollar-years" of this Note by the outstanding principal amount hereof. "Remaining Dollar-years" means the sum of the product obtained by multiplying (A) the amount of each then remaining required principal repayment (including repayment of any principal at the due date of this Note) by (B) the number of years (rounded to the nearest one-twelfth) which will elapse between the Payment Date and the date such required payment is due.

      The undersigned agrees that if the holder of this Note accelerates the whole or any part of the principal sum evidenced hereby, or applies any proceeds as if such application had been made as a result of such acceleration, pursuant to the provisions of those certain mortgages and/or deeds of trust of even date herewith between the undersigned and Principal Mutual Life Insurance Company (collectively, the Mortgage ), the undersigned waives any right to prepay said principal sum in whole or in part without premium and agrees to pay, as yield maintenance protection and not as a penalty, the "Make Whole Premium" defined herein.

      Time is of the essence with respect to the payment of this Note.

      If any payment of principal, interest or premium is not made when due, damages will be incurred by the holder of this Note, including additional expense in handling overdue payments, the amount of which is difficult and impractical to ascertain. The undersigned therefore agrees to pay, upon demand, the sum of four cents ($.04) for each one dollar ($1.00) of each said payment which becomes overdue as a reasonable estimate of the amount of said damages, subject, however, to the limitations contained in the second immediately succeeding paragraph.

      If any payment of principal, interest or premium is not made for a period exceeding ten (10) days after due, or if any Event of Default has occurred or is continuing under any instrument by which this Note is, or may hereafter be, secured, the entire principal balance, interest then accrued, and premium, whether or not otherwise then due, shall at the option of the holder of this Note, become immediately due and payable without demand or notice, and whether or not the holder of this Note has exercised said option, interest shall accrue on the entire principal balance, interest then accrued, and any premium then due, at a rate equal to the lesser of (i) four percent (4%) per annum above the then applicable rate of interest payable under this Note or (ii) the maximum rate allowed by applicable law until fully paid or if the holder of this Note has not exercised said option, for the duration of such Event of Default.

      Notwithstanding anything herein or in any of the Loan Documents (hereinafter defined) to the contrary, no provision contained herein or therein which purports to obligate the undersigned to pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law, shall be effective to the extent it calls for the payment of any interest or other amount in excess of such maximum. Any such excess shall, if inadvertently collected, be credited as a reduction of principal, effective as of the date inadvertently collected. Any payment of principal in excess of the then outstanding principal balance resulting from the inadvertent collection of interest shall be refunded to the undersigned, effective as of the date inadvertently collected, together with interest at the rate specified in Subsection 687.04(2) of the Florida Statutes or any successor statute. All agreements between the undersigned and the holder hereof, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by the holder hereof exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the holder hereof in excess of the maximum lawful amount, the interest payable to the holder hereof shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the holder hereof shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall, at the option of the holder hereof, be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof such excess shall be refunded to the undersigned. This paragraph shall control all agreements between the undersigned and the holder hereof.

      The undersigned and any endorsers or guarantors waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment and notice of acceleration and notice of intent to accelerate maturity, and agree the due date of this Note or any installment may be extended without affecting any liability hereunder, and further promise to pay all reasonable costs and expenses, including attorney's and paralegal s fees, incurred by the holder hereof in connection with any default or in any proceeding (whether incurred in any trial, appellate, bankruptcy, condemnation or any other proceeding) to interpret and/or enforce any provision of this Note or any instrument by which it is secured. No release of the undersigned from liability hereunder shall release any other maker, endorser or guarantor hereof.

      This Note is secured by instruments and agreements of even date herewith executed and delivered by the undersigned to Principal Mutual Life Insurance Company creating among other things legal and valid encumbrances on and an assignment of all of the undersigned's interest in any leases of certain Premises set forth on Schedule A attached hereto and made a part hereof (collectively, the Premises ). Terms used herein which are defined in such instruments or agreements and not otherwise defined herein have the same definition as in such instruments and agreements. In no event shall such documents be construed inconsistently with the terms of this Note, and in the event of any discrepancy between any such documents and this Note, the terms hereof shall govern. The proceeds of this Note are to be used for business, commercial, investment or other similar purposes, and no portion thereof will be used for any personal, family or household use. This Note shall be governed by and construed in accordance with the laws of the State of Florida.

      Notwithstanding any provision to the contrary in this Note, the Mortgage, or any other instrument or agreement by which this Note is secured (collectively referred to herein as the "Loan Documents"), and except as otherwise provided in this paragraph, the liability of the undersigned under the Loan Documents shall be limited to the interest of the undersigned in the Premises and the rents, issues, proceeds and profits thereof. In the event of foreclosure of the liens evidenced by the Loan Documents, no judgment for any deficiency upon the indebtedness evidenced by the Loan Documents shall be sought or obtained by the holder of this Note against the undersigned . Nothing contained in this paragraph shall:

      (a) prevent the failure of the undersigned to make any payment or to perform any obligation under any of the Loan Documents within the time periods provided therein from being an Event of Default thereunder;

      (b) be construed as limiting the obligations of the undersigned to any lessee under any lease of the Premises;

      (c) in any way limit or impair the lien or enforcement of the Loan Documents pursuant to the terms thereof; or

      (d) limit the obligations of any indemnitor or guarantor, if any, of obligations of the undersigned under the Loan Documents.

      Notwithstanding the foregoing paragraph, the undersigned, but not its shareholders, officers, directors, employees or agents, shall be personally liable to the holder of this Note for:

      (a) failure of the undersigned to comply with paragraphs 2 (taxes and assessments) and 3 (insurance) of the Mortgage with respect to amounts accruing prior to a Sale of the Premises, as defined below;

      (b) any event or circumstance for which the undersigned indemnifies the holder of this Note under paragraph 1(m) (environmental indemnity) of the Mortgage;

      (c) failure of the undersigned to pay utilities accruing prior to a Sale of the Premises, as defined below, on or before the date such payments are due;

      (d) operation and maintenance of the Premises applicable to the time period prior to a Sale of the Premises, as defined below;

      (e) any sums expended by the holder of this Note in fulfilling the obligations of the undersigned as lessor under any lease of the Premises prior to a sale of the Premises pursuant to foreclosure or power of sale, a bona fide sale (permitted by the terms of paragraph 1(l) of the Mortgage or consented to in writing by the holder of this Note) to an unrelated third party or upon conveyance to the holder of this Note of the Premises by a deed acceptable to the holder of this Note in form and content (each of which shall be referred to as a "Sale" for purposes of this paragraph) or expended by the holder of this Note after a Sale of the Premises for obligations of the undersigned which arose prior to a Sale of the Premises;

      (f) any rents or other income regardless of type or source of payment (including, but not limited to, CAM charges, lease termination payments, refunds of any type, prepayment of rents, settlements of litigation, or settlements of past due rents) from the Premises which the undersigned has received or has a right to receive after an Event of Default under the Loan Documents or an event which with the passage of time, the giving of notice or both would constitute an Event of Default, either or both of which has occurred and is continuing, and which are not applied to (A) expenses of operation and maintenance of the Premises and the taxes, assessments, utility charges and insurance of the Premises, taking into account sufficient reserves for the same and for replacements and recurring items, and (B) payment of principal, interest and other charges when due under the Loan Documents; provided that any payments to parties related to the undersigned shall be considered expenses of operation only if they are at market rates or fees consistent with market rates or fees for the same or similar services;

      (g) any security deposits of tenants not turned over to the holder of this Note upon conveyance of the Premises to the holder of this Note pursuant to foreclosure or power of sale or by a deed acceptable to the holder of this Note in form and content;

      (h) misapplication or misappropriation of tax reserve accounts, tenant improvement reserve accounts, security deposits, prepaid rents or other similar sums paid to or held by the undersigned or any other entity or person in connection with the operation of the Premises;

      (i) any waste committed or allowed by the undersigned with respect to the Premises prior to a Sale of the Premises,;

      (j) any insurance or condemnation proceeds or other similar funds or payments with respect to a casualty or condemnation occurring prior to a Sale of the Premises, applied by the undersigned in a manner other than as expressly provided in the Loan Documents;

      (k) any breach or violation of paragraph 1(l) (due on sale or encumbrance) of the Mortgage, other than the filing of a nonmaterial mechanic's lien affecting the Premises, the granting of any utility or other nonmaterial easement or servitude burdening the Premises, or any other transfer or encumbrance not in the nature of a transfer, reduction or impairment of any material economic interest in the Premises; and

      (l) any fraud or willful misrepresentation by the undersigned regarding the Premises, the making or delivery of any of the Loan Documents or in any materials or information provided by the undersigned in connection with the loan.

      Notwithstanding anything herein contained to the contrary, the undersigned, but not its shareholders, officers, directors, employees, or agents shall be personally liable to the holder of the Note for the amount set forth on Schedule B attached hereto and made a part hereof which is allocated to the respective portion of the Premises (the Applicable Portion of the Premises ), plus the Make Whole Premium calculated on such amount had such amount been prepaid as of the date of the occurrence set forth below:

      (a) in the event of any amendment, modification or termination by the undersigned of the particular Lease (as defined in the Mortgage or Deed of Trust with respect to the Applicable Portion of the Premises) for the Applicable Portion of the Premises without the prior written consent of the holder of the Note;

      (b) in the event the Lessee (as defined in the Mortgage or Deed of Trust with respect to the Applicable Portion of the Premises) under the particular Lease for the Applicable Portion of the Premises is not obligated to notify the holder of the Note of a default by the undersigned and the undersigned defaults under said Lease and the holder of the Note does not receive notice of said default following the occurrence thereof within a reasonable period of time to effect cure of said default; or

      (c) in the event the undersigned violates any exclusive use or non-compete provision granted to the Lessee under the particular lease for the Applicable Portion of the Premises.

      If more than one, all obligations and agreements of the undersigned are joint and several.

      This Note may not be changed or terminated orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. All of the rights privileges and obligations hereunder shall inure to the benefit of the heirs, successors and assigns of the holder hereof and shall bind the heirs, successors and assigns of the undersigned.

      The parties hereto intend and believe that each provision of this Note comports with all applicable law. However, if any provision in this Note is found by a court of law to be in violation of any applicable law, and if such court should declare such provision of this note to be unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such provision shall be given full force and effect to the fullest possible extent that it is legal, valid and enforceable, that the remainder of this Note shall be construed as if such unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the undersigned and the holder hereof under the remainder of this Note shall continue in full force and effect.

      AFTER CONSULTING WITH COUNSEL AND CAREFUL CONSIDERATION, THE UNDERSIGNED AND THE HOLDER (BY ITS ACCEPTANCE HEREOF) KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS NOTE OR ANY OTHER INSTRUMENT OR AGREEMENT BY WHICH THIS NOTE IS, OR MAY HEREAFTER BE, SECURED, OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN), OR ACTIONS OF THE UNDERSIGNED OR THE HOLDER. THIS WAIVER IS A MATERIAL INDUCEMENT TO THE HOLDER'S ACCEPTANCE OF THIS NOTE.


                                          COMMERCIAL NET LEASE REALTY, INC.,
                                          a Maryland corporation

                                          By:/s/Kevin B. Habicht
                                             -------------------------------
                                             Name:  Kevin B. Habicht
                                             Title: Executive Vice President

                                   SCHEDULE A


                               [LIST OF PREMISES]



SEARS                                     BARNES & NOBLE
15701 U.S. Highway 19                     4136 N. Road 98
Clearwater, FL                            Lakeland, FL


BEST BUY                                  LINENS 'N THINGS
5625 S. Padre Island Drive                200 Trotters Way
Corpus Christi, TX                        Freehold, NJ


OFFICEMAX F/N/A BIZMART                   MARSHALL'S
5625 S. Padre Island Drive                200 Trotters Way
Corpus Christi, TX                        Freehold, NJ

FOOD LION
2303 Bedford Avenue
Lynchburg, VA

                                   SCHEDULE B

                            [ALLOCATED LOAN AMOUNTS]



              PREMISES                            ALLOCATED LOAN AMOUNT

1.    Sears                                            $3,431,523
      15701 U.S. Highway 19
      Clearwater, FL

2.    Food Lion                                        $1,666,804
      2303 Bedford Avenue
      Lynchburg, VA

3.    Best Buy                                         $1,585,849
      5625 S. Padre Island Drive
      Corpus Christi, TX

4.    OfficeMax f/n/a Bizmart                          $1,799,500
      5625 S. Padre Island Drive
      Corpus Christi, TX

5.    Barnes & Noble                                   $2,088,720
      4136 N. Road 98
      Lakeland, FL

6.    Linens 'n Things                                 $3,664,355
      200 Trotters Way
      Freehold, NJ

7.    Marshalls                                        $4,289,470
      200 Trotters Way
      Freehold, NJ